Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 (No. 333-239731) of our report dated April 22, 2022 with respect to the audited consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity (deficit), and cash flows for each of the three years ended December 31, 2021, which appears in this Form 20-F.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
April 22, 2022